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                                                                    EXHIBIT 23.3

                     [LETTERHEAD OF GAUNT & COMPANY, LTD.]

                               February 26, 1999

Board of Directors
HCB Bancshares, Inc.
237 Jackson Street
Camden, Arkansas

Re: Independent Auditors' Consent

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in Registration
Statement No. 333-51927 of HCB Bancshares, Inc. on Form S-8 of our report dated August 28, 1996 on our audits of the consolidated statements of financial condition of Heartland Community Bank (formerly First Federal Savings and Loan Association of Camden) and its subsidiary as of June 30, 1996, and the related consolidated statements of income, equity, and cash flows, for the years ended June 30, 1996 and 1995, which reports were included in HCB Bancshares, Inc.,'s Annual Report on Form 10-K for the fiscal year ended June 30, 1998.


/s/ GAUNT & COMPANY, LTD.